Exhibit 99.1



                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253


                              FOR IMMEDIATE RELEASE

                           C&D TECHNOLOGIES ANNOUNCES
                    REVISED OUTLOOK FOR THIRD QUARTER RESULTS

Blue Bell, PA - November 16, 2004 - C&D Technologies (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced that the company is revising the outlook for its third quarter of fiscal 2005. C&D now expects earnings from operations in the range of 5 to 6 cents per share on a fully diluted basis for its fiscal 2005 third quarter ended October 31, 2004 prior to special charges. The company anticipates one-time special charges totaling approximately 40 cents per share, for a net loss in the range of 34 to 35 cents per share. These estimates reflect:

o One-time, asset impairment charges of approximately $13.6 million or 32 cents per share, of which $9.7 million are non-cash, associated with property, plant and equipment at the company's Leola, Pennsylvania and Huguenot, New York manufacturing facilities. These contemplated asset impairments, which C&D previously announced, are being recognized at this time as a result of the completion of feasibility analysis and successful product start-up testing in the quarter and are directly associated with the company's relocation of certain manufacturing activities to its Reynosa, Mexico facility, acquired in September 2003.

o One-time, non-cash charge of approximately $2.0 million or 8 cents per share to write off purchased in-process R&D associated with the June 30, 2004 acquisition of Datel Inc. which, under current accounting convention, must be expensed. This determination, still under review, confirms that Datel brought considerable power electronics technology to C&D.

o Start-up costs of approximately $1.5 million, which include $200K of moving expense incurred during the quarter in connection with the transition of certain manufacturing operations to the Reynosa facility.

o Lead cost pressure, negatively affected operating profits by approximately $1.3 million compared to the second quarter and $7.3 million versus the third quarter of fiscal 2004.

o    Incremental  general  and  administrative   expenses  associated  with  the
     implementation   of   Sarbanes-Oxley   Act  Section  404  internal  control
     regulations of approximately $1.1 million in the quarter.

o Lower-than-expected earnings in the Power Electronics Division, resulting from lower legacy business profitability as a consequence of a shift in product mix as well as the slower than anticipated "ramp up" of CPS (the former Power Systems Division of Celestica, Inc.) operations, acquired September 30, 2004.

In addition, the company received $15.5 million from the Chinese government as partial payment for the company's existing battery manufacturing facility located in Shanghai. These funds are dedicated to construction of a new battery manufacturing facility in Shanghai. The company anticipates a gain of at least $4.1 million upon relocation to the new facility within 12-18 months.

Operationally, revenues for the quarter are expected to be in the range of $112 to $113 million, or an increase of approximately 33% over the prior year's third quarter and up sequentially over the second quarter by 20%. Sales growth primarily reflects the contributions of three acquisitions (Celab, Datel and CPS) completed by the company during fiscal 2005. On an organic basis, revenue growth was 4.2% compared to the third quarter of last year.

Wade H. Roberts, Jr., President and Chief Executive Officer of C&D Technologies, said: "The third quarter presented numerous challenges, but many of the factors that hampered third quarter performance represent repositioning costs associated with strategic initiatives that are anticipated to drive long term value for the company. We expect the Reynosa facility to provide a significant financial benefit to the company; however, as previously reported, the transfer of production to this facility entails asset impairment charges at our Leola and Huguenot plants. The transition is now essentially complete."

Mr. Roberts continued, "Lead pricing continues to be an issue, and last week the price spiked to 44 cents per pound, which is within 10% of its historic high. Where possible, we are passing through price increases, and have hedged, at lower than current prices, over 20% of anticipated first half of calendar 2005 requirements. Additionally, our lower cost manufacturing location in Mexico will help us recapture some of the margin lost to the high price of lead while ultimately enhancing our competitive position.

"Following its acquisition on September 30th, CPS encountered a slower then anticipated "ramp up" in its first full month with C&D due to general market conditions and disappointing performance by a key supplier. In response, we are accelerating the integration process. We remain convinced that, longer term, the recently acquired companies will add considerable value to our Power Electronics Division, while expanding our served market dramatically."

Separately, in commenting on the company's balance sheet, Mr. Roberts stated, "The company's balance sheet remains strong. We have decreased our debt level from a peak of approximately $147 million to just below $133 million at quarter close. The company's strong balance sheet positions us well for future growth and remains one of the company's key strengths."

In commenting on the outlook, Mr. Roberts said, "We are targeting earnings per share in the range of 8 to 12 cents per share in the fourth quarter, assuming the price of lead does not worsen."

C&D Technologies will hold a conference call on Wednesday, November 17, 2004 at 8:45 a.m. Eastern Standard Time to discuss its third quarter earnings expectations and to elaborate on this announcement. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 p.m. and will remain available until midnight on December 1, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 2297643 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until December 1, 2004.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to perform an evaluation of its internal control over financial reporting and have our independent auditors attest to such evaluation. Along with many other companies whose fiscal year ends January 31, we must implement these requirements for the first time in connection with the preparation of the annual report for the year ending January 31, 2005. We have been actively preparing for the implementation of this requirement by, among other things, establishing an ongoing program to document, evaluate and test the systems and processes necessary for compliance. While we anticipate that we will be able to comply on a timely basis with these requirements, unforeseen delays may occur which could prevent us from achieving timely compliance. If we fail to complete our evaluation on a timely basis and in a satisfactory manner, or if our external auditors are unable to attest on a timely basis to the adequacy of the Company's internal control, we may be subject to additional scrutiny surrounding our internal control over financial reporting.

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SOURCE: C&D Technologies, Inc.